Exhibit 4(b)
                         AMENDMENT NO. 2

                               TO

    AMENDED AND RESTATED RIGHTS AGREEMENT DATED MAY 12, 1992
        AS AMENDED BY AMENDMENT NO. 1 DATED JUNE 8, 1992



       This Amendment No. 2 executed between James River Corporation of Virginia (the "Company") and Wachovia Bank of North Carolina, N. A. ("Wachovia") dated January 31, 1996 amends the Amended and Restated Rights Agreement between the Company and NationsBank of Virginia, N. A. dated May 12, 1992 (the "Original Agreement") as amended by Amendment No. 1 dated June 8, 1992, between the Company and NationsBank of Virginia, N.A. ("Amendment No. 1"). Together, the Original Agreement and Amendment No. 1 are herein considered the Amended Agreement.

                            RECITALS

      A.    Section  21  of  the Original Agreement  permits  the
Company  to  remove  a Rights Agent (as defined  in  the  Amended
Agreement) and appoint a successor Rights Agent.

      B. Pursuant to the terms of Amendment No. 1, Wachovia serves as the Rights Agent.

     C.     The Company has appointed Norwest Bank of Minnesota, N.
A. ("Norwest") as its transfer agent and registrar, dividend disbursing agent, dividend reinvestment agent, and Rights Agent pursuant to a resolution adopted by the Board of Directors of the Company on December 14, 1995.

      D.    Pursuant to Section 21 of the Original Agreement, the
Company has provided notification to Wachovia on December 20, 1995 that it has appointed Norwest as Rights Agent effective
January 31, 1996.


     NOW, THEREFORE, the Company and Wachovia agree as follows:

     Effective January 31, 1996, the term "Rights Agent" shall be amended to mean Norwest and its successors and assigns or any successor entity appointed by the Company.

     The fifth sentence of Section 21 is deleted and is replaced with the following:

     Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States so long as such corporation is in good standing, and is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million.

                             				E-2

     Section 26 is amended by deleting the address for the Rights
     Agent provided for and inserting instead:

               Norwest Bank of Minnesota, N.A.
               161 North Concord Exchange
               South St. Paul MN  55075

      This amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     This amendment may be executed in counterparts and each such counterpart shall be deemed to be an original.

      The  Amended Agreement as amended by this Amendment  No.  2 shall be read together to constitute one agreement.




JAMES RIVER CORPORATION                 WACHOVIA BANK OF
OF VIRGINIA                             NORTH CAROLINA, N. A.


By: /s/ Clifford A. Cutchins, IV       By: /s/ Robert W. Seifert

Title: Senior Vice President           Title: Vice President